FOR IMMEDIATE RELEASE

FullCircle Registry, Inc

161 Alpine Drive

Shelbyville, KY 40065-8878

Office: (502) 410-4500

Fax: (502) 633-6163

Web: www.fullcircleregistry.com

FullCircle Registry, Inc. Announces SEC Registration Declared Effective

Shelbyville, KY—December 17, 2014—FullCircle Registry, Inc. (OTCBB 'FLCR') announced today that its S-1 Registration Statement filed with the Securities and Exchange Commission became effective, securing a $1.5M financing commitment from Kodiak Capital Group, LLC.

The Company's CEO, Norman L. Frohreich, noted, "I am very pleased to have this facility in place as it offers FullCircle access to additional funds that may be required for working capital and to begin the acquisition of Durable Medical Equipment businesses (DMEs) in Louisiana and South Carolina.”

FullCircle has been searching for funding to proceed with its acquisition business model for some time. Over the last year FullCircle has issued Letters of Intent to purchase several medical supply businesses, using stock, notes and cash. The negotiations involving these acquisitions are contingent on securing capital.

After considering various financing options FullCircle partnered with Kodiak Capital for $1.5 million in funding. The funding will provide working capital for operations, to develop the DME infrastructure, acquire DME businesses, and to retire some of our debt, as described in the Registration Statement.

Mr. Frohreich added, "While I'm disappointed that the S-1 process has taken so long, we believe that in the long haul the process will prove beneficial for our shareholders and business partners.”

Mr. Frohreich also stated, "While many challenges are still ahead, I remain optimistic about FullCircle's prospects for the future. We anticipate that we will be releasing additional information about our acquisition plans in early 2015. The funding will be drawn down as needed over a period of time, because it will take some time to put all of our plans in motion. We have identified and engaged Acquisition Managers in Louisiana and South Carolina, and installing the infrastructure involving the Internet and social media marketing in Louisiana will be our first goals.”

About Kodiak Capital Group, LLC

Kodiak is an institutional investor headquartered in Newport Beach, CA. Kodiak makes private investments in public and private entities utilizing proprietary equity and debt instruments. These investments provide long-term strategic capital offering companies certainty, flexibility and consistency. Kodiak's investments are in a wide range of industries emphasizing alternative energy, consumer products, life sciences, natural resources and social media technology. For more information, visit www.kodiakfunds.com.

Information Contact: Norman L. Frohreich, President and CEO, FullCircle Registry, Inc., Direct line: 574.238.3699.

Forward-Looking Statements Disclosure

This press release may contain "forward-looking statements" within the meaning of the federal securities laws. In this context, forward-looking statements may address the company's expected future business and financial performance, and often contain words such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "seeks," "will," and other terms with similar meaning. These forward-looking statements by their nature address matters that are, to different degrees, uncertain. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can provide no assurances that these assumptions will prove to be correct. All forward-looking statements in this press release are expressly qualified by such cautionary statements, risks, and uncertainties, and by reference to the underlying assumptions.